Exhibit 99.1

GENESCO ANNOUNCES $100 MILLION INCREASE TO ITS SHARE

REPURCHASE AUTHORIZATION

NASHVILLE, Tenn., Feb. 7, 2022 -- Genesco Inc. (NYSE: GCO) announced today that its board of directors has authorized a $100 million increase to its existing $100 million share repurchase authorization.

Under Genesco’s existing $100 million share repurchase authorization announced in September 2019, the Company has repurchased roughly 1.72 million shares at a total cost of approximately $99.0 million, at an average price of $57.49 per share, leaving remaining authorization of $1.0 million under the existing program.

During the fourth quarter of fiscal 2022, the Company repurchased approximately 840,000 shares for a total cost of approximately $52.2 million, at an average price of $62.22 per share. Full-year fiscal 2022 repurchases total approximately 1.36 million shares at a cost of approximately $82.8 million, at an average price of $60.88 per share. Additionally, thus far in fiscal 2023, the Company has repurchased approximately 93,000 shares for a total cost of approximately $5.8 million, at an average price of $63.05 per share.

Since December 2018, the Company has repurchased an aggregate of approximately 7.0 million shares at a total cost of approximately $324 million, at an average price of $46.34 per share. These shares represent more than 34% of the shares outstanding at the start of these purchases.

The new authorization is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, private transactions, block trades, or otherwise, or by any combination of such methods, in accordance with SEC and other applicable legal requirements. The timing, prices and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of common stock and the repurchase program may be suspended or discontinued at any time at the Company's discretion.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retail and branded company, sells footwear and accessories in more than 1,430 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. Genesco is committed to progress in its diversity, equity and inclusion efforts, and the Company’s environmental, social and governance stewardship. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact:

Tom George

Senior Vice President - Finance, Chief Financial Officer

(615) 367-7465

tgeorge@genesco.com

Genesco Media Contact:

Claire McCall

Director, Corporate Relations

(615) 367-8283

cmccall@genesco.com